Filed Pursuant to Rule 433

Registration No. 333-229037-01

$1.008+bn Hyundai Auto Receivables Trust 2019-A

Joint-Leads: Société Générale (str), CA, MUFG, RBC, SMBC

Co-Managers: CMZB, Sant

CLS	AMT($MM)	WAL	S&P/F	L.FIN	BENCH	SPD	YIELDS	COUPON	PRICE
A1	240.000	0.28	A-1+/F-1+	04/20	IntL	0	2.60464%	2.60464%	$100.0000
A2	320.000	1.04	AAA/AAA	12/21	EDSF	12	2.685%	2.67%	$99.99985
A3	320.000	2.20	AAA/AAA	06/23	IntS	25	2.681%	2.66%	$99.98684
A4	78.600	3.28	AAA/AAA	05/25	IntS	36	2.729%	2.71%	$99.98864
B	18.610	3.67	AA+/AA+	05/25	IntS	60	2.962%	2.94%	$99.98642
C	31.030	3.90	AA-/A+	11/25	IntS	70	3.057%	3.03%	$99.97164

Transaction Details:

Offered (No Grow) : $1,008,240,000	Registration : SEC Registered
Exp. Pricing : Priced	Pricing Speeds : 1.3% ABS to 5% Call
Exp. Settle : 04/10/19	ERISA Eligible : Yes
First Pay : 05/15/19	EU RR Compliant : No
Exp. Ratings : S&P, Fitch	Min Denoms : $1k x $1k
BBG Ticker : HART 2019-A	Bill & Deliver : SocGen

Transaction Materials:

* Prelim Prospectus, FWP, IntexNet/CDI (Attached)
* Intex Dealname: sochart19a	Password: V49V
* www.dealroadshow.com	Code: HART19A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.